The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

CSMCRED-2006C3-V1.3 Deal Summary (RED)

Pooled Deal Size           $          1,998,547,310                     6/7/2006

                                                 Initial
                                                 Principal
                                   Expected       Balance       Initial      Assumed                           Assumed
                                    Ratings          or          Pass-       Weighted         Assumed           Final
                                   (Moody's/      Notional      Through      Average         Principal       Distribution
                           Class     S&P)          Amount        Rate      Life (years)       Window             Date       Cusip
                           -----   ---------   --------------   -------    ------------   ----------------   ------------   -----
Offered Certificates        A-1     Aaa/AAA    $   44,000,000    5.5910%            3.1     7/06      4/11    April 2011
                            A-2     Aaa/AAA    $   30,000,000    5.7000%            4.9     4/11      5/11     May 2011
                           A-AB     Aaa/AAA    $   66,000,000    5.8100%            7.0     5/11      7/15    July 2015
                            A-3     Aaa/AAA    $  869,000,000    5.8414%            9.7     7/15      5/16     May 2016
                           A-1-A    Aaa/AAA    $  389,761,000    5.8414%            9.3     7/06      5/16     May 2016
                            A-M     Aaa/AAA    $  200,076,000    5.8414%            9.9     5/16      6/16    June 2016
                            A-J     Aaa/AAA    $  142,397,000    5.8414%           10.0     6/16      6/16    June 2016
                             B      Aa2/AA     $   44,967,000    5.8414%           10.0     6/16      6/16    June 2016
                             C      Aa3/AA-    $   17,487,000    5.8414%           10.0     6/16      6/16    June 2016
                             D       A2/A      $   32,477,000    5.8414%           10.0     6/16      6/16    June 2016
                             E       A3/A-     $   19,985,000    5.8414%           10.0     6/16      6/16    June 2016

Non-Offered Certificates
                             F     Baa1/BBB+   $   24,982,000    5.8414%            N/A      N/A      N/A        N/A
                             G     Baa2/BBB    $   24,982,000    5.8414%            N/A      N/A      N/A        N/A
                             H     Baa3/BBB-   $   22,484,000    5.8414%            N/A      N/A      N/A        N/A
                             J      Ba1/BB+    $    7,494,000    5.5238%            N/A      N/A      N/A        N/A
                             K      Ba2/BB     $    7,495,000    5.5238%            N/A      N/A      N/A        N/A
                             L      Ba3/BB-    $    7,494,000    5.5238%            N/A      N/A      N/A        N/A
                             M       B1/B+     $    4,997,000    5.5238%            N/A      N/A      N/A        N/A
                             N       B2/B      $    7,494,000    5.5238%            N/A      N/A      N/A        N/A
                             O       B3/B-     $    7,495,000    5.5238%            N/A      N/A      N/A        N/A
                             P     Caa2/CCC    $    9,993,000    5.5238%            N/A      N/A      N/A        N/A
                             Q       NR/NR     $   17,487,310    5.5238%            N/A      N/A      N/A        N/A
                           A-SP     Aaa/AAA         TBD                                      N/A      N/A        N/A
                            A-X     Aaa/AAA    $1,998,547,310    0.0198%            N/A      N/A      N/A        N/A


(1) Class A3 is the min of 5.86 and WAC
(2) Class A1A is the min of 5.85 and WAC
(3) Class AM is the min of 5.972 and WAC

AAB Schedule

         1-58       4/15/2011         66,000,000.00
           59       5/15/2011         65,138,353.89
           60       6/15/2011         64,226,112.93
           61       7/15/2011         63,036,367.86
           62       8/15/2011         61,965,399.24
           63       9/15/2011         60,888,899.24
           64      10/15/2011         59,646,432.37
           65      11/15/2011         58,557,950.87
           66      12/15/2011         57,303,828.84
           67       1/15/2012         56,203,243.18
           68       2/15/2012         55,096,972.46
           69       3/15/2012         53,666,104.28
           70       4/15/2012         52,546,719.82
           71       5/15/2012         51,262,536.51
           72       6/15/2012         50,130,731.51
           73       7/15/2012         48,821,181.94
           74       8/15/2012         47,665,764.13
           75       9/15/2012         46,504,376.18
           76      10/15/2012         45,176,689.75
           77      11/15/2012         44,002,436.38
           78      12/15/2012         42,662,234.90
           79       1/15/2013         41,474,984.36
           80       2/15/2013         40,281,598.45
           81       3/15/2013         38,604,265.87
           82       4/15/2013         37,396,033.57
           83       5/15/2013         35,002,489.80
           84       6/15/2013         33,779,763.84
           85       7/15/2013         32,392,057.60
           86       8/15/2013         31,155,837.48
           87       9/15/2013         29,913,228.36
           88      10/15/2013         28,506,180.46
           89      11/15/2013         27,249,873.56
           90      12/15/2013         25,829,500.93
           91       1/15/2014         24,559,355.97
           92       2/15/2014         23,282,645.88
           93       3/15/2014         21,528,603.96
           94       4/15/2014         20,236,218.10
           95       5/15/2014         18,780,749.04
           96       6/15/2014         17,474,155.52
           97       7/15/2014         16,004,865.72
           98       8/15/2014         14,683,919.00
           99       9/15/2014         13,356,143.36
          100      10/15/2014         11,866,248.28
          101      11/15/2014         10,523,902.46
          102      12/15/2014          9,019,833.99
          103       1/15/2015          7,662,768.72
          104       2/15/2015          6,298,686.97
          105       3/15/2015          4,465,318.89
          106       4/15/2015          3,084,695.70
          107       5/15/2015          1,543,392.22
          108       6/15/2015            147,657.38
          109       7/15/2015                     -